Exhibit 99.1

Five Point Holdings, LLC Announces Appointment of Kim Tobler as Chief Financial Officer

September 15, 2023

IRVINE, Calif.—(BUSINESS WIRE)— Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use planned communities in coastal California, today announced the appointment of Kim Tobler as Chief Financial Officer, Treasurer and Vice President of the Company, effective immediately.

Mr. Tobler is an experienced executive with over 35 years of experience in tax, financial reporting, and corporate finance, primarily in the real estate sector. He has served as the Company’s Vice President – Treasury and Tax since 2016. Prior to that, he was a tax partner at Ernst & Young LLP from 2008 to 2016 and previously from 1995 to 2003. From 2003 to 2008, he worked at the Irvine Company as Senior Vice President – Finance and Reporting. Mr. Tobler holds a B.S. and a Master’s degree in Accounting from Brigham Young University.

Dan Hedigan, Chief Executive Officer of Five Point, said, “I am excited to announce Kim’s appointment to the role of Chief Financial Officer. Kim has extensive experience in real estate finance, particularly with respect to master planned community developers. He has been a valued member of the senior management team at Five Point for many years and has also worked closely with our Audit Committee and Board of Directors during that time. Kim’s deep understanding of the Company’s business and his broad real estate and development experience will allow him to help lead the Company in executing on its business plan. Among other things, he will be focused on managing the Company’s debt structure and cash flows in order to drive shareholder value and position the Company for future growth.”

Also on September 15, 2023, the Company announced that Leo Kij, the Company’s Interim Chief Financial Officer, would be transitioning into a role as Vice President – Financial Reporting of the Company, effective immediately.

Mr. Hedigan said, “We are deeply appreciative of Leo’s willingness to serve the Company as Interim Chief Financial Officer and for all of the contributions he has made to the Company in various roles over the past 14 years. He has been integral to establishing the Company’s strong financial reporting structure and has developed a highly skilled and efficient team. We are very grateful that Leo will continue his valuable work here at Five Point.”

About Five Point

Five Point, headquartered in Irvine, California, designs and develops large mixed-use planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Valencia® (formerly known as Newhall Ranch®) in Los Angeles County, and Candlestick® and The San Francisco Shipyard® in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 23 million square feet of commercial space.

Contact for Information:

Investor Relations:

Kim Tobler, 949-613-4251

kim.tobler@fivepoint.com

Media:

Eric Morgan, 949-349-1088

eric.morgan@fivepoint.com